EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors:
GenVec, Inc.:
We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-193511) and on Form S-8 (File No. 333-183182, No. 333-183179, No. 333-176215, No. 333-153693, and No. 333-110446) of GenVec, Inc. of our report dated March 28, 2014, with respect to the balance sheet of GenVec, Inc., as of December 31, 2013 and the related statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the year then ended which report appears in the December 31, 2014 Annual Report on Form 10-K of GenVec, Inc.
/s/ KPMG LLP
McLean, Virginia
March 24, 2015